Exhibit 99.1

Cable ONE Reports Second Quarter 2018 Results

August 9, 2018 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended June 30, 2018.

Second Quarter 2018 Highlights:

●

Net income was $43.8 million in the second quarter of 2018, an increase of 57.2% year-over-year. Adjusted EBITDA(1) was $127.1 million, an increase of 12.2% year-over-year. Net profit margin was 16.3% and Adjusted EBITDA margin(1) was 47.4%.

●

Net income and Adjusted EBITDA results for the second quarter of 2018 include a full quarter of NewWave Communications (“NewWave”) operations, while the comparable results for the second quarter of 2017 include only two months of NewWave operations. Excluding the contributions from NewWave operations, net income would have increased 57.1% year-over-year to $40.5 million and Adjusted EBITDA would have increased 6.2% to $108.4 million year-over-year. In addition, net profit margin would have been 18.4% and Adjusted EBITDA margin would have been 49.4%.

●

Net cash provided by operating activities was $101.9 million, an increase of 93.7% year-over-year. Adjusted EBITDA less capital expenditures(1) was $77.3 million, an increase of 6.1% compared to the second quarter of 2017.

●

Total revenues were $268.4 million in the second quarter of 2018 compared to $241.0 million in the second quarter of 2017. Excluding the $49.0 million and $32.2 million contributions from NewWave operations in the second quarter of 2018 and 2017, respectively, total revenues would have been $219.4 million and $208.8 million, an increase of 5.1% year-over-year.

●

Residential data revenues increased 18.3% and business services revenues increased 18.4% year-over-year. Excluding the contributions from NewWave operations, residential data revenues increased 11.1% and business services revenues increased 11.3% compared to the second quarter of 2017.

●	Common stock repurchases totaled 30,717 shares, or $20.3 million, during the second quarter of 2018.

(1)

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Second Quarter 2018 Financial Results Compared to Second Quarter 2017

Revenues increased $27.4 million, or 11.4%, to $268.4 million for the second quarter of 2018 due primarily to the additional month of revenues attributable to the NewWave operations in the current quarter. For the second quarter of 2018 and 2017, residential data revenues comprised 45.6% and 42.9% of total revenues and business services revenues comprised 14.3% and 13.5% of total revenues, respectively. Excluding the contributions from NewWave operations, revenues increased to $219.4 million, or 5.1%, from $208.8 million in the prior year quarter.

Operating expenses (excluding depreciation and amortization) were $91.8 million in the second quarter of 2018 and increased $7.7 million, or 9.2%, compared to the second quarter of 2017 primarily as a result of the additional month of NewWave operations. Operating expenses as a percentage of revenues were 34.2% for the second quarter of 2018 compared to 34.9% for the year-ago quarter. Operating expenses attributable to the NewWave operations were $23.6 million for the second quarter of 2018. Excluding the expenses associated with the NewWave operations, operating expenses would have been $68.1 million in the second quarter of 2018 compared to $68.0 million in the second quarter of 2017. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 31.1% in the second quarter of 2018 compared to 32.6% in the second quarter of 2017.

Selling, general and administrative expenses were $54.2 million for the second quarter of 2018 and increased $3.2 million, or 6.3%, compared to the second quarter of 2017. Selling, general and administrative expenses as a percentage of revenues were 20.2% and 21.1% for the second quarter of 2018 and 2017, respectively. Selling, general and administrative expenses attributable to the NewWave operations were $7.8 million for the second quarter of 2018, an increase of $3.0 million from the second quarter of 2017. Excluding the expenses associated with the NewWave operations, selling, general and administrative expenses would have been $46.4 million compared to $46.1 million in the prior year quarter. Increases in marketing expenses and medical insurance expenses were offset by a decrease in acquisition-related costs. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 21.1% in the second quarter of 2018 and 22.1% in the second quarter of 2017.

Depreciation and amortization expense was $49.0 million for the second quarter of 2018 and increased $1.0 million, or 2.1%, compared to the second quarter of 2017. The increase was due primarily to new assets placed in service since the second quarter of 2017 and the additional month of depreciation and amortization on property, plant and equipment and finite-lived intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated since the second quarter of 2017. Depreciation and amortization expense related to the NewWave operations was $12.3 million for the second quarter of 2018 compared to $7.9 million for the second quarter of 2017. As a percentage of revenues, depreciation and amortization expense was 18.3% for the second quarter of 2018 compared to 19.9% for the second quarter of 2017.

We recognized a $2.7 million net loss on asset disposals during the second quarter of 2018 compared to a $0.5 million net loss on asset disposals during the second quarter of 2017.

Interest expense increased $3.2 million, or 26.9%, to $15.0 million due primarily to additional outstanding debt incurred on May 1, 2017 to finance the NewWave acquisition.

Income tax provision decreased $4.7 million, or 26.9%, to $12.8 million in the second quarter of 2018 as a result of the 2017 Federal tax reform legislation.

Net income increased $15.9 million, or 57.2%, to $43.8 million in the second quarter of 2018 compared to $27.9 million in the prior year quarter. Excluding the contribution from NewWave operations, net income would have been $40.5 million for the second quarter of 2018 and $25.8 million for the second quarter of 2017.

Adjusted EBITDA was $127.1 million and $113.3 million for the second quarter of 2018 and 2017, respectively. The year-over-year Adjusted EBITDA growth of 12.2% includes an additional month of NewWave operations in the current quarter. Excluding the contributions from NewWave operations, Adjusted EBITDA would have been $108.4 million and $102.0 million for the second quarter of 2018 and 2017, respectively, and year-over-year Adjusted EBITDA growth would have been 6.2%.

Capital expenditures totaled $49.8 million and $40.5 million for the second quarter of 2018 and 2017, respectively. Adjusted EBITDA less capital expenditures for the second quarter of 2018 was $77.3 million, an increase of $4.5 million, or 6.1%, from the prior year quarter. Excluding NewWave operations, capital expenditures would have been $42.6 million for the second quarter of 2018 and $35.5 million for the second quarter of 2017.

Liquidity and Capital Resources

At June 30, 2018, the Company had $203.5 million of cash and cash equivalents on hand, compared to $161.8 million at December 31, 2017. The Company’s debt balance was approximately $1.2 billion at both June 30, 2018 and December 31, 2017. The Company also had $196.9 million available for borrowing under its revolving credit facility as of June 30, 2018. The Company repurchased 30,717 shares for $20.3 million during the second quarter of 2018.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the second quarter of 2018 on Thursday, August 9, 2018, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10121805. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Thursday, August 9, 2018, until Thursday, August 23, 2018, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, which is posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net. Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, system conversion costs, other (income) expense and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, the change in deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the credit facilities and ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable ONE (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann Corporate Communications Director 602-364-6372	Kevin Coyle Chief Financial Officer 602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the acquisition of NewWave;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	our failure to obtain necessary intellectual and proprietary rights to operate our business and the risk of intellectual property claims and litigation against us;
●	our ability to retain key employees;
●	changing and additional regulation of our data, video and voice services, including legislative and regulatory efforts to impose new legal requirements on our data services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local government franchising authority and broadcast carriage regulations;
●	the potential adverse effect of our indebtedness on our business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing our obligations to service our variable rate indebtedness to increase significantly;
●	our ability to incur future indebtedness;
●	fluctuations in our stock price;
●	our ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in our charter, by-laws and Delaware law that could discourage takeovers;
●	changes in our estimates of the impact of the 2017 Federal tax reform legislation;
●	changes in GAAP or other applicable accounting policies;
●	the outcome of our efforts to complete the remediation of the material weakness in our internal control over financial reporting related to the NewWave billing system by the end of 2018; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (the “SEC”).

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands, except per share and share data)	2018	2017	$ Change	% Change
Revenues
Residential data	$122,471	$103,497	$18,974	18.3%
Residential video	87,462	84,873	2,589	3.1%
Residential voice	10,504	11,417	(913)	(8.0)%
Business services	38,485	32,493	5,992	18.4%
Advertising sales	5,916	5,970	(54)	(0.9)%
Other	3,576	2,741	835	30.5%
Total Revenues	268,414	240,991	27,423	11.4%
Costs and Expenses
Operating (excluding depreciation and amortization)	91,783	84,048	7,735	9.2%
Selling, general and administrative	54,196	50,965	3,231	6.3%
Depreciation and amortization	49,033	48,022	1,011	2.1%
(Gain) loss on disposal of assets, net	2,734	462	2,272	NM
Total costs and expenses	197,746	183,497	14,249	7.8%
Income from operations	70,668	57,494	13,174	22.9%
Interest expense	(14,953)	(11,782)	(3,171)	26.9%
Other income (expense), net	882	(322)	1,204	NM
Income before income taxes	56,597	45,390	11,207	24.7%
Income tax provision	12,812	17,530	(4,718)	(26.9)%
Net income	$43,785	$27,860	$15,925	57.2%

Net income per common share:
Basic	$7.70	$4.91	$2.79	56.8%
Diluted	$7.65	$4.85	$2.80	57.7%
Weighted average common shares outstanding:
Basic	5,687,095	5,678,394	8,701	0.2%
Diluted	5,722,869	5,745,617	(22,748)	(0.4)%

Other comprehensive gain (loss), net of tax	$-	$2	$(2)	(100.0)%
Comprehensive income	$43,785	$27,862	$15,923	57.1%

Dividends declared per common share	$1.75	$1.50	$0.25	16.7%

NM = Not meaningful.

CABLE ONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value and share data)	June 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$203,522	$161,752
Accounts receivable, net	34,281	29,930
Income taxes receivable	9,013	21,331
Prepaid and other current assets	18,104	10,898
Total Current Assets	264,920	223,911
Property, plant and equipment, net	819,734	831,892
Intangible assets, net	959,817	965,745
Goodwill	172,129	172,129
Other noncurrent assets	11,458	10,955
Total Assets	$2,228,058	$2,204,632

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$94,444	$117,855
Deferred revenue	18,791	15,008
Current portion of long-term debt	17,500	14,375
Total Current Liabilities	130,735	147,238
Long-term debt	1,151,915	1,160,682
Deferred income taxes	216,713	207,154
Other noncurrent liabilities	12,762	13,111
Total Liabilities	1,512,125	1,528,185

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,703,337 and 5,731,442 shares outstanding as of June 30, 2018 and December 31, 2017, respectively)	59	59
Additional paid-in capital	33,256	28,412
Retained earnings	792,784	728,386
Accumulated other comprehensive loss	(351)	(352)
Treasury stock, at cost (184,562 and 156,457 shares held as of June 30, 2018 and December 31, 2017, respectively)	(109,815)	(80,058)
Total Stockholders' Equity	715,933	676,447
Total Liabilities and Stockholders' Equity	$2,228,058	$2,204,632

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Net income (1)	$43,785	$27,860	$15,925	57.2%

Net profit margin	16.3%	11.6%

Plus: Interest expense	14,953	11,782	3,171	26.9%
Income tax provision	12,812	17,530	(4,718)	(26.9)%
Depreciation and amortization	49,033	48,022	1,011	2.1%
Equity-based compensation	2,506	2,418	88	3.6%
Severance expense	241	1,345	(1,104)	(82.1)%
(Gain) loss on deferred compensation	600	339	261	77.0%
Acquisition-related costs	-	3,242	(3,242)	(100.0)%
(Gain) loss on disposal of assets, net	2,734	462	2,272	NM
System conversion costs	1,327	-	1,327	NM
Other (income) expense, net	(882)	322	(1,204)	NM
Adjusted EBITDA (1)	$127,109	$113,322	$13,787	12.2%

Adjusted EBITDA margin	47.4%	47.0%

Less: Capital expenditures (1)	49,849	40,513	9,336	23.0%
Adjusted EBITDA less capital expenditures	$77,260	$72,809	$4,451	6.1%

NM = Not meaningful.

(1)

Net income, Adjusted EBITDA and capital expenditures results for the second quarter of 2018 include a full quarter of NewWave operations, while the comparable results for the second quarter of 2017 include only two months of NewWave operations. Excluding NewWave operations, net income for the second quarter of 2018 would have increased 57.1% from $25.8 million to $40.5 million, Adjusted EBITDA would have increased 6.2% from $102.0 million to $108.4 million and capital expenditures would have increased 20.2% from $35.5 million to $42.6 million.

	Three Months Ended June 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Net cash provided by operating activities	$101,909	$52,599	$49,310	93.7%
Capital expenditures	(49,849)	(40,513)	(9,336)	23.0%
Interest expense	14,953	11,782	3,171	26.9%
Amortization of debt issuance cost	(1,042)	(791)	(251)	31.7%
Income tax provision	12,812	17,530	(4,718)	(26.9)%
Changes in operating assets and liabilities	1,150	34,489	(33,339)	(96.7)%
Change in deferred income taxes	(3,849)	(6,922)	3,073	(44.4)%
(Gain) loss on deferred compensation	600	339	261	77.0%
Acquisition-related costs	-	3,242	(3,242)	(100.0)%
Severance expense	241	1,345	(1,104)	(82.1)%
Write-off of debt issuance costs	(110)	(613)	503	(82.1)%
System conversion costs	1,327	-	1,327	NM
Other (income) expense, net	(882)	322	(1,204)	NM
Adjusted EBITDA less capital expenditures	$77,260	$72,809	$4,451	6.1%

NM = Not meaningful.

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of June 30,					Year-Over-Year
	2018			2017		% Change
	Legacy CABO	NewWave	Combined	Legacy CABO	Combined	Legacy CABO	Combined
Homes Passed (1)	1,633,629	453,528	2,087,157	1,681,279	2,128,188	(2.8)%	(1.9)%

Residential Customers	597,162	132,845	730,007	601,883	741,225	(0.8)%	(1.5)%

Data PSUs	483,589	108,645	592,234	474,815	585,049	1.8%	1.2%
Video PSUs	253,236	70,278	323,514	284,695	366,816	(11.1)%	(11.8)%
Voice PSUs	83,385	20,449	103,834	92,100	114,519	(9.5)%	(9.3)%
Total residential PSUs	820,210	199,372	1,019,582	851,610	1,066,384	(3.7)%	(4.4)%

Business Customers	57,312	12,297	69,609	53,426	64,258	7.3%	8.3%

Data PSUs	51,044	10,598	61,642	46,909	55,288	8.8%	11.5%
Video PSUs	12,560	4,038	16,598	13,295	17,188	(5.5)%	(3.4)%
Voice PSUs	20,695	5,154	25,849	19,156	23,767	8.0%	8.8%
Total business PSUs	84,299	19,790	104,089	79,360	96,243	6.2%	8.2%

Total Customers	654,474	145,142	799,616	655,309	805,483	(0.1)%	(0.7)%
Total non-video	388,678	72,029	460,707	356,812	N/A	8.9%	N/A
Percent of total	59.4%	49.6%	57.6%	54.4%	N/A	5.0%	N/A

Data PSUs	534,633	119,243	653,876	521,724	640,337	2.5%	2.1%
Video PSUs	265,796	74,316	340,112	297,990	384,004	(10.8)%	(11.4)%
Voice PSUs	104,080	25,603	129,683	111,256	138,286	(6.4)%	(6.2)%
Total PSUs	904,509	219,162	1,123,671	930,970	1,162,627	(2.8)%	(3.4)%

Penetration
Data	32.7%	26.3%	31.3%	31.0%	30.1%	1.7%	1.2%
Video	16.3%	16.4%	16.3%	17.7%	18.0%	(1.4)%	(1.7)%
Voice	6.4%	5.6%	6.2%	6.6%	6.5%	(0.2)%	(0.3)%

Share of Second Quarter Revenues
Residential data	46.9%	39.7%	45.6%	44.4%	42.9%	2.5%	2.7%
Business services	14.1%	15.3%	14.3%	13.3%	13.5%	0.8%	0.8%
Total	61.0%	55.0%	59.9%	57.7%	56.4%	3.3%	3.5%

ARPU - Second Quarter
Residential data (2)	$70.62	$58.98	$68.47	$64.70	$62.52	9.2%	9.5%
Residential video (2)	$88.98	$86.99	$88.55	$81.65	$82.11	9.0%	7.8%
Residential voice (2)	$34.83	$26.66	$33.22	$34.98	$35.09	(0.4)%	(5.3)%
Business services (3)	$179.81	$211.72	$185.29	$172.49	$177.43	4.2%	4.4%

Number of Employees	1,829	463	2,292	1,850	2,402	(1.1)%	(4.6)%

(1)

Homes passed represents the number of residential and business serviceable addresses within our footprint. During the first quarter of 2018, the number of Legacy CABO homes passed was reduced by approximately 74,000 to adjust for duplicate and non-serviceable addresses.

(2)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any new PSUs added as a result of an acquisition occurring during the reporting period, the associated average monthly revenue per unit values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated number of PSUs during such period.

(3)

Average monthly revenue per unit values represent quarterly business services revenues (excluding installation and activation fees) divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any new business customer relationships added as a result of an acquisition occurring during the reporting period, the associated average monthly revenue per unit values represent business services revenues (excluding installation and activation fees) divided by the pro-rated number of business customer relationships during such period.

N/A	Information not available.